Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
April 11, 2018	Hong Kong	Seoul
	Houston	Shanghai
Aegon N.V. Aegonplein 50 P.O. Box 85 2501 CB The Hague The Netherlands	London	Silicon Valley
	Los Angeles	Singapore
	Madrid	Tokyo
	Milan	Washington, D.C.

Re:	5.500% Fixed-to-Floating Rate Subordinated Notes due 2048 of Aegon N.V.

Ladies and Gentlemen:

We have acted as special counsel to Aegon N.V., a limited liability public company (the “Company”), in connection with the issuance of $800,000,000 aggregate principal amount of 5.500% Fixed-to-Floating Rate Subordinated Notes due 2048 (the “Notes”), under an Indenture dated October 11, 2001 among the Company, AEGON Funding Company LLC and The Bank of New York Mellon Trust Company, N.A. (the “Trustee,” as successor trustee to Citibank, N.A. under the Agreement of Resignation, Appointment and Acceptance dated as of August 21, 2007 by and among the Company, The Bank of New York Mellon Trust Company, N.A. and Citibank, N.A.) (the “Base Indenture”), as supplemented by a ninth supplemental indenture, dated as of the date hereof (the “Ninth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and pursuant to a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 31, 2017 (Registration No. 333-220276) (as so filed and amended, the “Registration Statement”) a base prospectus, dated August 31, 2017, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a final prospectus supplement, dated April 4, 2018 filed with the Commission pursuant to Rule 424(b) under the Act on April 6, 2018 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), and an underwriting agreement, dated April 4, 2018 between the underwriters named therein and the Company (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

April 11, 2018

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including without limitation the laws of the Netherlands, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues pertaining to the laws of the Netherlands are addressed in the opinion of Allen & Overy LLP, separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Indenture and in the manner contemplated by the Underwriting Agreement, the Notes will be valid and binding obligations of the Company.

Our opinion is subject to: (a) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors; and the judicial application of foreign laws or governmental actions affecting creditors’ rights; (b) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing and the discretion of the court before which a proceeding is brought; (c) the invalidity under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy; and (d) we express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of rights or defenses contained in Section 515 of the Base Indenture; and waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (xi) provisions permitting, upon acceleration of any indebtedness (including the Notes) collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (xii) any provision of the Documents that refers to, incorporates or is based upon the law of any jurisdiction other than the State of New York or the United States, and (xiii) the severability, if invalid, of provisions to the foregoing effect.

April 11, 2018

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 6-K dated April 11, 2017 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Latham & Watkins LLP